Exhibit 99

Eaton Reports First Quarter Net Income Per Share Up 40 Percent to $1.19 on Record Quarterly Revenue

     CLEVELAND--(BUSINESS WIRE)--April 14, 2005--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.19 for the first quarter of 2005, an increase of 40 percent over net income per share of $.85 in the first quarter of 2004. Sales in the quarter were a record $2.65 billion, 19 percent above the same period in 2004. Net income was $187 million, compared to $134 million in the first quarter of 2004, an increase of 40 percent.
     Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the first quarter of 2005 were $1.23 versus $.88 per share in 2004, an increase of 40 percent, and operating earnings for the first quarter of 2005 were $193 million compared to $138 million in 2004, an increase of 40 percent.
     Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are pleased with our first quarter, which came in near the top of our guidance. Sales growth in the first quarter of 19 percent consisted of 10 percent from acquisitions, 7 percent from organic growth, and 2 percent from higher exchange rates. Our end markets during the quarter grew 6 percent.
     "In the first quarter, our segment operating margin before restructuring charges was 12.6 percent, a significant increase over 11.7 percent a year ago," said Cutler.
     "We continue to anticipate growth of 5 percent for our end markets in 2005," said Cutler. "The residential electrical markets are stronger than we had anticipated, but this strength is offset by weaker aerospace and automotive markets.
     "Consistent with the plan announced in January, Eaton spent $250 million repurchasing shares during the quarter," said Cutler. "We repurchased 3.63 million shares, at an average price of $69 per share.
     "We anticipate net income per share for the second quarter of 2005 to be between $1.20 and $1.30. Operating earnings per share, which excludes restructuring charges to integrate our recent acquisitions, are expected to be between $1.25 and $1.35 in the second quarter of 2005. We are maintaining our full-year guidance for both net income per share and operating earnings per share, at $4.90 to $5.10, and $5.10 to $5.30, respectively."

     Business Segment Results

     First quarter sales of Eaton's largest business segment, Electrical, were $848 million, up 39 percent over 2004. Excluding the impact of the Powerware acquisition, first quarter sales were up 5 percent compared to 2004. Operating profits in the first quarter were $71 million. Operating profits before restructuring charges were $76 million, up 52 percent from 2004.
     "End markets for our electrical business grew about 5 percent during the first quarter," said Cutler. "The residential markets remained very strong during the quarter, while growth in the nonresidential markets was modest."
     Fluid Power segment first quarter sales were $785 million, 2 percent above the first quarter of 2004. Fluid Power markets grew 2 percent compared to the same period in 2004, with global fluid power shipments up 10 percent, commercial aerospace up 7 percent, defense aerospace down 19 percent, and European automotive down 2 percent. Operating profits in the first quarter were $76 million. Operating profits before restructuring charges were $80 million, a decline of 2 percent compared to a year earlier.
     "The mobile and industrial hydraulics markets remained strong in the first quarter," said Cutler. "We expect continued growth in these markets throughout 2005. The commercial aerospace market grew slightly less than expected in the first quarter, while defense aerospace was much weaker than we anticipated.
     "Sales in our automotive fluid connector business declined further in the first quarter, reflecting weaker auto markets and the loss of certain programs," said Cutler. "We anticipate that sales should begin to recover toward the end of 2005.
     "We completed the acquisition of Winner Group Holdings at the end of March," said Cutler. "Winner is the largest producer of hydraulic hose fittings and adapters for the Chinese market, and is expected to be a valuable addition to our Chinese hydraulic operations."
     The Truck segment posted sales of $542 million in the first quarter, up 42 percent compared to 2004, and recorded operating profits of $109 million, up 79 percent. NAFTA heavy-duty truck production was up 46 percent compared to 2004, NAFTA medium-duty truck production was up 10 percent, European truck production was up 8 percent, and Brazilian vehicle production was up 10 percent.
     "First quarter production of NAFTA heavy-duty trucks totaled 82,000 units, 5 percent more than in the fourth quarter of 2004," said Cutler. "Orders for NAFTA heavy-duty trucks during the first quarter averaged 30,000 units per month and the backlog at the end of March is estimated to be 190,000 units. We estimate the NAFTA heavy-duty truck market in 2005 is likely to total at least 310,000 units.
     "We acquired the Pigozzi agricultural transmission business in Brazil during the quarter," said Cutler. "Pigozzi will increase capacity for our Brazilian truck operations, as well as strengthen our position as a supplier to the agricultural equipment market worldwide."
     The Automotive segment posted first quarter sales of $479 million, the same as in the comparable quarter of 2004. Automotive production in NAFTA markets declined 4 percent and in Europe declined 2 percent compared to the first quarter of 2004. Operating profits were $69 million, the same as the first quarter of 2004.
     "We expect that, for 2005 as a whole, both the NAFTA and European automotive markets will decline slightly," said Cutler. "However, based on our product wins for current and future platforms, we anticipate that we will be able to achieve modest revenue growth in 2005."

     Eaton Corporation is a diversified industrial manufacturer with 2004 sales of $9.8 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 56,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

     Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

     This news release contains forward-looking statements concerning the second quarter 2005 and full year 2005 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

     Financial Results

     The company's comparative financial results for the three months ended March 31, 2005 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2005      2004
                                                      ----      ----

Net sales                                            $2,654    $2,238
Income before income taxes                              236       173
Net income                                              187       134

Net income per Common Share assuming dilution        $ 1.19    $  .85
Average number of Common Shares outstanding
 assuming dilution                                    157.2     157.1

Net income per Common Share basic                    $ 1.22    $  .87
Average number of Common Shares outstanding basic     153.1     153.1

Cash dividends paid per Common Share                 $  .31    $  .27

Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                           $  187    $  134
Excluding restructuring charges (after-tax)               6         4
                                                     -------   -------
Operating earnings                                   $  193    $  138
                                                     =======   =======

Net income per Common Share assuming dilution        $ 1.19    $  .85
Per share impact of restructuring
 charges (after-tax)                                    .04       .03
                                                     -------   -------
Operating earnings per Common Share                  $ 1.23    $  .88
                                                     =======   =======


See accompanying notes.



Eaton Corporation
Statements of Consolidated Income

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2005      2004
                                                      ----      ----

Net sales                                            $2,654    $2,238

Cost of products sold                                 1,913     1,621
Selling & administrative expense                        419       361
Research & development expense                           69        60
Interest expense-net                                     22        19
Other (income) expense-net                               (5)        4
                                                     -------   -------
Income before income taxes                              236       173
Income taxes                                             49        39
                                                     -------   -------
Net income                                           $  187    $  134
                                                     =======   =======

Net income per Common Share assuming dilution        $ 1.19    $  .85
Average number of Common Shares outstanding
 assuming dilution                                    157.2     157.1

Net income per Common Share basic                    $ 1.22    $  .87
Average number of Common Shares outstanding basic     153.1     153.1

Cash dividends paid per Common Share                 $  .31    $  .27


See accompanying notes.



Eaton Corporation
Business Segment Information

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions)                                            2005      2004
                                                      ----      ----

Net sales
---------
Electrical                                           $  848    $  611
Fluid Power                                             785       768
Truck                                                   542       381
Automotive                                              479       478
                                                     -------   -------
                                                     $2,654    $2,238
                                                     =======   =======
Operating profit
----------------
Electrical                                           $   71    $   45
Fluid Power                                              76        81
Truck                                                   109        61
Automotive                                               69        69
                                                     -------   -------
                                                        325       256
Corporate
---------
Amortization of intangible assets                        (7)       (6)
Interest expense-net                                    (22)      (19)
Minority interest                                        (1)       (3)
Pension & other postretirement benefit expense          (28)      (18)
Other corporate expense-net                             (31)      (37)
                                                     -------   -------
Income before income taxes                              236       173
Income taxes                                             49        39
                                                     -------   -------
Net income                                           $  187    $  134
                                                     =======   =======


See accompanying notes.



Eaton Corporation
Condensed Consolidated Balance Sheets

                                               March 31,  December 31,
(Millions)                                       2005         2004
                                                 ----         ----

Assets
Current assets
--------------
Cash                                           $   90       $   85
Short-term investments                            253          211
Accounts receivable                             1,709        1,612
Inventories                                     1,018          966
Deferred income taxes & other current assets      333          308
                                               -------      -------
                                                3,403        3,182

Property, plant & equipment-net                 2,105        2,147
Goodwill                                        2,434        2,433
Other intangible assets                           634          644
Deferred income taxes & other assets              698          669
                                               -------      -------
                                               $9,274       $9,075
                                               =======      =======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt & current portion of
 long-term debt                                $  366       $   39
Accounts payable                                  751          776
Accrued compensation                              190          270
Accrued income & other taxes                      265          283
Other current liabilities                         953          894
                                               -------      -------
                                                2,525        2,262

Long-term debt                                  1,734        1,734
Postretirement benefits other than pensions       613          617
Pensions & other liabilities                      874          856
Shareholders' equity                            3,528        3,606
                                               -------      -------
                                               $9,274       $9,075
                                               =======      =======


See accompanying notes.



Eaton Corporation
Notes to First Quarter 2005 Earnings Release
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
On March 31, 2005, Eaton acquired the businesses of Winner Group
Holdings, Ltd., a China-based company that is the largest manufacturer of hydraulic hose fittings and adapters in China. This business had 2004 sales of $26 and is included in the Fluid Power segment.

On March 1, 2005, Eaton acquired Pigozzi S.A. Engrenagens e
Transmissoes, an agricultural powertrain business located in Caxias do Sul, Brazil. The business had 2004 sales of approximately $42 and is included in the Truck segment.

On June 9, 2004, Eaton acquired Powerware Corporation, the power systems business of Invensys plc. Powerware had revenues of $775 for the year ended March 31, 2004. Eaton's operating results include Powerware beginning June 9, 2004. As a result, first quarter 2004 does not include any sales or operating profits of this business. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2005, Eaton incurred restructuring charges related to the integration of: Powerware, the electrical power systems business acquired in June 2004; the electrical division of Delta plc acquired in January 2003; and the Boston Weatherhead fluid power business acquired in November 2002. In 2004, Eaton incurred restructuring charges related to the integration of the electrical division of Delta plc and the Boston Weatherhead fluid power business. A summary of these charges follows:


                               Three months ended March 31
                    --------------------------------------------------
                                                      Operating profit
                                                           before
                    Restructuring   Operating profit    restructuring
                       charges        as reported          charges
                    --------------  ----------------  ----------------
                     2005    2004     2005     2004     2005     2004
                     ----    ----     ----     ----     ----     ----
Electrical           $  5    $  5    $  71    $  45    $  76    $  50
Fluid Power             4       1       76       81       80       82
Truck                   -       -      109       61      109       61
Automotive              -       -       69       69       69       69
                     -----   -----   ------   ------   ------   ------
Pretax charges       $  9    $  6    $ 325    $ 256    $ 334    $ 262
                     =====   =====   ======   ======   ======   ======
After-tax charges    $  6    $  4
Per Common Share     $.04    $.03
Operating margin                     12.2%    11.4%    12.6%    11.7%


The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the restructuring charges reduced Operating profit of the related business segment.

Retirement Benefit Plans
------------------------
Pretax income for first quarter 2005 was reduced by $14 ($9 after-tax, or $.06 per Common Share) compared to first quarter 2004 due to increased pension and other postretirement benefit expense in 2005. This resulted from the declines during 2000 through 2002 in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2004.

Income Taxes
------------
The effective income tax rate for first quarter 2005 was 21.0% compared to 22.5% in first quarter 2004.

Repurchase of Common Shares
---------------------------
During first quarter 2005, Eaton repurchased 3.63 million Common Shares at a total cost of $250. This completes the plan announced in January 2005 to repurchase $250 of Common Shares to help offset dilution from shares issued during 2004 from the exercise of stock options.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


     CONTACT: Eaton Corporation
              Gary Klasen, (216) 523-4736 (Media Relations)
              William C. Hartman, (216) 523-4501 (Investor Relations)